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                                                                     EXHIBIT 8.1

                       [LETTERHEAD OF McLEMORE & ROLLINS]


                                                                   March 6, 2001


Capital Bank & Trust Company
1820 West End Avenue
Nashville, Tennessee 37203

Capital Bancorp, Inc.
1820 West End Avenue
Nashville, Tennessee 37203

Dear Gentlemen:

         The undersigned has acted as Special Counsel to Capital Bank & Trust Company ("CB&T"), a Tennessee corporation, and Capital Bancorp, Inc. ("Bancorp"), a Tennessee corporation, in connection with a proposed share exchange, which exchange is to be made pursuant to the terms and conditions of that certain Plan and Agreement of Share Exchange dated March 5, 2001 (the "Agreement"). At your request in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 6, 2001 in connection with the Exchange (the "Registration Statement"), the undersigned is rendering his opinion concerning certain federal income tax consequences of the Exchange.

         For purposes of the opinion set out below, the undersigned has relied, with the consent of CB&T and Bancorp, upon the truthfulness, accuracy and completeness of certain statements and representations (which statements and representations the undersigned has neither investigated nor verified) contained, respectively, in the certificates of the officers of CB&T and Bancorp dated the date hereof, and have assumed that such certificates will remain true, complete and accurate through the date the Exchange is consummated. The undersigned has also relied on the accuracy of the Registration Statement. The undersigned has also assumed (i) the transaction contemplated by the Agreement will be consummated in accordance therewith, (ii) the Exchange will be reported by CB&T and Bancorp in a manner consistent with this opinion, and (iii) the Exchange will qualify as a share exchange under the laws of the state of Tennessee.

         Based upon and subject to the foregoing, under currently applicable United States federal income tax law, it is the undersigned's opinion that it is more likely than not that the Exchange will be treated as follows for United States federal income tax purposes:

         (i) the Exchange will be treated as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         (ii) no gain or loss will be recognized to CB&T shareholders who receive solely shares of Bancorp common stock in exchange for all of their shares of CB&T common stock, except with respect to cash received in lieu of a fractional share interest in Bancorp stock; and

         (iii) the income tax basis of the Bancorp common stock to be received by the CB&T stockholder who exchange all of their shares of CB&T common stock solely for the Bancorp common stock




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Letter to Capital Bank & Trust Company
and Capital Bancorp, Inc.
March 6, 2001
Page 2

         (including any fractional share interests in the Bancorp stock deemed received and redeemed) in the Exchange will be the same as the tax basis of the CB&T common stock surrendered in exchange therefor (reduced by any amount allocable to any fractional share interests for which cash is received); and

         (iv) the holding period of the Bancorp common stock to be received by each CB&T stockholder who exchange all of his/her/its shares of CB&T common stock solely for the Bancorp common stock (including a fractional share interest in the Bancorp stock deemed received and redeemed) in the Exchange will include the holding period of the CB&T common stock surrendered therefor, provided that such CB&T common stock shares were held as a capital asset by the CB&T stockholder on the date of the Exchange.

         The undersigned offers no opinion as to the United States federal income tax consequences of the Exchange to CB&T stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who do not hold their CB&T shares as capital assets, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold CB&T common stock as part of a "hedge", "straddle" or "conversion transaction"). Further, no opinion is expressed as to the tax treatment of holders of options to acquire CB&T stock. In addition, no opinion is expressed with respect to the tax consequences to CB&T or Bancorp in connection with the Exchange. Neither is any opinion expressed with respect to the tax consequences of the Exchange under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

         The undersigned assumes no duty to update this opinion to reflect subsequent changes in applicable law that may pertain to the Exchange.

         The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to references to the undersigned in the combination Proxy
Statement/Prospectus.

         The undersigned is furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


                                    Very truly yours,

                                    McLemore & Rollins
                                    an association of lawyers



                                    By: /s/ Claiborne K. McLemore III
                                        ----------------------------------------
                                        Claiborne K. McLemore III